Exhibit 99.1

[ONEOK Partners Logo]	NEWS
October 9, 2008	Analyst Contact: Christy Williamson
918-588-7163
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Increases Quarterly Distribution

A 35 Percent Increase Since April 2006

TULSA, Okla. - Oct. 9, 2008 - The board of directors of the general partner of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased the partnership's quarterly cash distribution to $1.08 per unit from $1.06 per unit, effective for the third quarter 2008, resulting in an annualized cash distribution of $4.32. The third-quarter distribution is payable Nov. 14, 2008, to unitholders of record as of Oct. 31, 2008.

"We have now raised the distribution 11 consecutive quarters, demonstrating our ongoing commitment to generate value and superior returns for our unitholders, even in these challenging times," said John W. Gibson, chairman and chief executive officer of ONEOK Partners.

"By early 2009, we expect to have completed most of our previously announced $2 billion in internally generated growth projects," Gibson added. "The earnings from these growth projects are predominantly fee based, providing the partnership with stable and increasing distributable cash flow, giving us the opportunity to continue to raise distributions to unitholders."

ONEOK Partners has increased its distribution 35 percent since April 2006, when a subsidiary of ONEOK, Inc. became general partner.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. For more information on ONEOK Partners, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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